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                                                                   Exhibit 10.18

                                                                October 24, 1997

                                  PEARSON INC.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Pearson Inc. establishes, as of January 1, 1997, the Pearson Inc. Supplemental Executive Retirement Plan (the "Plan") for the purpose of providing benefits for certain executives selected by the Board of Directors of Pearson Inc. in excess of those benefits that would be provided to these executives under the qualified plans maintained by Pearson Inc. and its affiliated companies.

     This Plan is intended to benefit only employees that are included in a select group of management or highly compensated employees.

ARTICLE 1. - DEFINITIONS

All the terms used in this Plan shall have the same meaning as used in the Pearson Inc. Pension Plan except as follows:

1.1.   ADOPTING EMPLOYER. The Company and any other company listed on Schedule
       A. A company shall be included as an Adopting Employer with respect to the period on and after its adoption date specified in Schedule A.


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1.3.  APPLICABLE DB PLAN. The Qualified DB Plan in which a Participant participates. In the case of a Participant that does not participate in a Qualified DB Plan his Applicable DB Plan shall be deemed to be the Pearson Plan.

1.4. AVERAGE ANNUAL COMPENSATION. The Participant's average annual SERP Compensation for the last five consecutive years ending with or within the year in which the Participant has a Termination of Employment. In the case of a Participant who is employed for less than five Plan Years, his Average Annual Compensation shall be based on his entire period of service.

1.5. BENEFITS COMMITTEE. The committee appointed by the Company to administer the Plan under Article 8. If the Company does not appoint a committee the Plan shall be administered by the Company.

1.6. BENEFIT SERVICE. The number of years of service credited under this Plan for purposes of Article 3 equal to the sum of: (a) the number of years of a Participant's benefit accrual service determined under the Applicable DB Plan and (b) any additional service for benefit accrual purposes wanted to the Participant by the Board.

1.7. COMPANY. Pearson Inc. and any successor thereto by merger, consolidation or otherwise.

1.8. DEFINED CONTRIBUTION PLAN. A qualified defined contribution plan (or plan component) maintained by the Company or an Affiliated Company. For purposes of this Plan a Defined Contribution Plan shall not include a plan (or plan component) to the extent that is subject to Section 401(k) or 401(m) of the Code.

1.9.  EMPLOYEE. An employee of the Company or any other Adopting Employer.

1.10. GATT Factors. The following actuarial factors: (a) an interest rate equal to the annual rate of interest on 30-year Treasury securities for the month of September immediately preceding the

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      Plan Year in which the Participant's Annuity Starting Date occurs and
      (b) a mortality rate based on the unisex table derived from the 1983 Group Annuity Mortality Table by taking the arithmetic average of male and female mortality rates, or any other table prescribed by the Secretary of Treasury as the applicable mortality table under Section 417(e)(3) of the Code.

1.11. PARTICIPANT. A Restoration Plan Participant or a Supplemental Plan Partcipant.

1.12. PEARSON PLAN. The Pearson Inc. Pension Plan, or any successor plan thereto.

1.13. PLAN. The Pearson Inc. Supplemental Executive Retirement Plan.

1.14. PLAN YEAR. A calendar year.

1.15. PRIMARY INSURANCE BENEFIT. The primary insurance benefit payable under the Social Security Act upon a Participant's attainment of age 65. In the event that a Participant elects under Article 5 to receive his distribution prior to his attainment of age 65, then the primary insurance benefit shall be calculated by imputing wages for the period of time from the date of such distribution forward to the Participant's attainment of age 65. Computation of the primary insurance benefit may, in the discretion of the Benefits Committee, reflect an assumption as to earnings history prior to employment by the Company or an Affiliated Company. Amounts payable under social insurance programs of foreign countries may, in the discretion of the Benefits Committee, be treated as if paid under the U.S. Social Security System.

1.16. QUALIFIED BENEFIT. The benefit determined under (a) or (b) as set forth below:

      (a) In the case of a Participant who is a participant in a Qualified DB Plan, the Participant's Qualified DB Benefit.

      (b) In the case of a Participant who does not participate in a Qualified DB Plan then (1) solely for purposes of Section 3.2(a) his Qualified Benefit shall be a Qualified DB Benefit determined


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      as though he were a participant in the Pearson Plan, but based on SERP
      Compensation and (2) for all other purposes of this Plan (including, but not limited to Sections 3.2(b), 3.3(a)(2)(B) and 3.3(b)(2)(B)), his Qualified Benefit shall be his Qualified DC Benefit.

1.17. QUALIFIED DB BENEFIT. The Participant's benefit under the Qualified DB Plan in which he participates. Subject to the following sentence, the amount of a Qualified DB Benefit shall be determined based on the form and timing of the distribution elected under Article 5 (regardless of the form and timing which he actually elects under the Qualified DB Plan) using the actuarial factors specified in the Qualified DB Plan. In the case of benefits attributable to a Qualified DB Plan other than the Pearson Plan that are distributed in the form of a single cash distribution, the present value of that benefit shall be determined based on GATT Factors.

1.18. QUALIFIED DB PLAN. A Defined Benefit Plan which is listed on Schedule B.

1.19. QUALIFIED DC BENEFIT. The benefit amount attributable to a Participant's account balance under the Defined Contribution Plan in which he participates. Subject to the following sentence, the amount of a Qualified DC Benefit shall be determined based on the form and timing of the distribution elected under Article 5 (regardless of the form and timing which he actually elects under the Defined Contribution Plan) using the actuarial factors specified in the Pearson Plan. In the case of a benefit in the form of a single cash distribution, the amount of the Qualified DC Benefit shall be equal to the value of the Participant's account balance under the Defined Contribution Plan as of the Valuation Date immediately following the Participant's Annuity Starting Date.

1.20. RESTORATION BENEFIT. The benefit provided under Section 3.2 of this Plan.


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1.21. RESTORATION PLAN PARTICIPANT. An Employee who is not a Supplemental Plan
      Participant and who is designated as a Restoration Plan Participant by the Board. Such Participant shall only be eligible to receive the Restoration Benefit under Section 3.2.

1.22. SERP BENEFIT. The benefit specified under Section 3.1 of the Plan.

1.23. SERP COMPENSATION. An Employee's compensation as defined under the Applicable DB Plan but determined as follows: (a) without regard to the limits under Section 401(a)(17) of the Code that would otherwise apply, and (b) including bonus mounts up to 50% of the Employee's base salary on a basis consistent with similar bonus inclusion determinations under such Applicable DB Plans.

1.24. SUPPLEMENTAL BENEFIT. The benefits provided under Section 3.3 of the Plan. A Supplemental Plan Participant shall be eligible to receive the Supplemental Benefit determined under either Section 3.3(a) (the "Section 3.3(a) Supplemental Benefit") or under Section 3.3(b) (the "Section 3.3(b) Supplemental Benefit") as designated by the Board at the time a Participant becomes a Supplemental Plan Participant.

1.25. SUPPLEMENTAL PLAN PARTICIPANT. An Employee who is designated as a Supplemental Plan Participant by the Board. A Supplemental Plan Participant shall be eligible to receive a Restoration Benefit under
      Section 3.2. In addition, a Supplemental Plan Participant shall be eligible to receive a Supplemental Benefit.

1.26. SURVIVOR BENEFIT. The benefit payable under Article 6 to a Participant's Beneficiary under Article 7.

1.27. TERMINATION OF EMPLOYMENT. A Participant's termination of employment for any reason with the Company and all Affiliated Companies.


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1.28. VESTED INTEREST. The nonforfeitable portion of a Participant's SERP
      Benefit determined under Article 4.

1.29. VESTING SERVICE. The number of years of service credited under this Plan for purposes of Article 4 equal to sum of: (a) the number of years of a Participant's vesting service under the Applicable DB Plan and (b) any additional service for vesting purposes granted to the Participant by the Board.

ARTICLE 2. - ELIGIBILITY

2.1. RESTORATION PLAN PARTICIPANT. An Employee shall become eligible to receive Restoration Benefits under Section 3.2 of the Plan upon being designated as a Restoration Plan Participant by the Board.

2.2. SUPPLEMENTAL PLAN PARTICIPANT. An Employee shall become eligible to receive Restoration Benefits under Section 3.2 and Supplemental Benefits under Section 3.3 of the Plan upon being designated as a Supplemental Plan Participant by the Board. At the time an Employee is designated as a Supplemental Plan Participant, the Board shall specify whether he is eligible for the Section 3.3(a) Supplemental Benefit or the Section 3.3(b) Supplemental Benefit.

ARTICLE 3. - SERP BENEFIT

3.1   SERP BENEFIT. A Participant's SERP Benefit shall be equal to the sum of:
      (a) his Restoration Benefit; and (b) in the case of a Supplemental Plan Participant, his Supplemental Benefit.

3.2. RESTORATION BENEFIT. A Participant shall be entitled to receive a Restoration Benefit equal in amount to the excess of: (a) the amount of the Qualified Benefit the Participant would have

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      received if his benefit were determined based on Benefit Service and without regard to the limitations imposed by Sections 401(a)(17) or 415 of the Code, over (b) the amount of the Participant's Qualified Benefit.'

3.3. SUPPLEMENTAL SERP BENEFITS. A Supplemental Plan Participant shall be entitled to receive either a Section 3.3(a) Supplemental Benefit or a
      Section 3.3(b) Supplemental Benefit as described in paragraphs (a) and (b) below:

            (a) SECTION 3.3(a) SUPPLEMENTAL BENEFIT. A Section 3.3(a) Supplemental Benefit shall be equal to the difference between (1) and
     (2) as described below.

                  (1) The product of (A) the excess of: (i) 1.33% of the
            participant's Average Annual Compensation; over (ii) 3.33% of his Primary Insurance Benefit; and (B) the number of years, not in excess of 30, of the Participant's Benefit Service; over

                  (2) The sum of the amount of: (A) the Participant's
            Restoration Benefit; and (B) the Participant's Qualified Benefit.

            (b) SECTION 3.3(b) SUPPLEMENTAL BENEFIT. A Section 3.3(b) Supplemental Benefit shall be equal to the difference between (1) and
      (2) as described below:

                  (1) the product of (A) the excess of: (i) 2% of the
            Participant's Average Annual Compensation; over (ii) and 3.33% of his Primary Insurance Benefit; and (B) the number of years not in excess of 30 of the Participant's Benefit Service; over

                  (2) The sum of the amount of the: (A) Participant's
            Restoration Benefit and (B) the Participant's Qualified Benefit.

The benefit amounts under Section 3.3(a)(1) and 3.3(b)(1) shall be determined as a benefit payable in the form and at the time elected under Article 5 based on the actuarial factors specified in the


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Participant's Applicable DB Plan, except that in the case of distribution in the form of a lump sum the amounts under Section 3.3(a)(1) and 3.3(b)(1) shall be converted to a lump sum based on GATT Factors.

ARTICLE 4. - VESTING

      A Participant's SERP Benefit shall become nonforfeitable upon the earliest of (a) his being credited with five years of Vesting Service (b) his attainment of age 65 if he is an employee on or after that date, (c) his incurrence of a Permanent Disability while an employee, of (d) his death while an employee. [Could vest upon change in control, but would require an appropriate definition] [Also could include a forfeiture if employee terminates for cause].

ARTICLE 5. - FORM AND TIMING OF DISTRIBUTION

5.1. FORM OF DISTRIBUTION. A Participant may elect to receive distribution of his Vested Interest in one of the annuity forms described in the Applicable DB Plan or in the form of a single cash distribution immediately following his Termination of Employment.

5.2. TIMING OF DISTRIBUTION. Distribution of a Participant's Vested Interest shall commence as of the date elected by the Participant. A Participant shall be entitled to elect to receive distributions of his Vested Interest as of any date on which he would be eligible to receive such distribution under the Applicable DB Plan, but in no event shall the distribution commence after a Participant's Normal Retirement Date (or, if later, his Termination of Employment). In addition, a Participant shall be entitled to elect to receive a single cash


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      distribution immediately following his Termination of Employment (whether or not such option was available under the Applicable DB Plan).

5.3. ELECTION OF FORM AND TIMING OF DISTRIBUTION. A Participant's election regarding the form and timing of his distribution shall be made upon his becoming a Participant and such election may be changed at any time that is at least one year prior to the Participant's Annuity Starting Date. In the event that a Participant changes his election within the one year prior to his Annuity Starting Date, then such change will not be valid and his prior election will control. In the event that a Participant has not elected a distribution, his benefit will be distributed in the form of an immediate lump sum distribution.

ARTICLE 6. - SURVIVOR BENEFITS

6.1 SURVIVOR BENEFIT. If a married Participant with a Vested Interest dies before he starts to receive his SERP Benefit, then his Beneficiary shall be entitled to receive a Survivor Benefit. The Survivor Benefit shall be equal to the survivor annuity that the Participant's Beneficiary would have received under this Plan, if the Participant had a Termination of Employment on the day before his death (or, if earlier, his actual Termination of Employment) and elected to receive payment of his Vested Interest in the form of a Qualified Joint and Survivor Annuity as of the date of his death or, if later, the date on which he would first have been eligible to receive a distribution under the Applicable DB Plan if he had survived. [Alternative approach: The Survivor Benefit shall be the amount that the Participant would have received if he had terminated employment voluntarily on


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      the day prior to his death and elected an immediate lump sum distribution of his SERP benefit.]

6.2 DISTRIBUTION OF SURVIVOR BENEFIT. Distribution of a Survivor Benefit shall commence as soon as practicable after a Participant's death. Payment of this Survivor Benefit shall be as follows: (a) if the Beneficiary is the Participant's spouse, a life annuity for the spouse's life unless the spouse elects at least one year prior to the Participant's death to receive such benefit as a single cash distribution, and (b) if the Beneficiary is not the Participant's Spouse, a single cash distribution.

      If the Survivor Benefit is paid in the form of an annuity and if it commences before the date the Participant would have been eligible for a benefit distribution under the Applicable DB Plan it shall be adjusted so that the Survivor Benefit is the actuarial equivalent of a single life annuity payable for the spouse's life commencing on the date the Participant would have been eligible to receive his distribution under such plan, using the appropriate actuarial equivalence basis under such plan.

      If the Survivor Benefit is paid as a lump sum, this benefit shall be computed based on the actuarial factors applicable for determining the present value of a Qualified Benefit under Section 3.2(a).

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ARTICLE 7.- BENEFICIARY DESIGNATION

7.1 BENEFICIARY DESIGNATION. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution of the benefits due to him under the Plan. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Company. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

7.2. NO BENEFICIARY DESIGNATION. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant's designated Beneficiary shall be deemed to be the persons surviving him in the first of the following classes in which there is a survivor on a per stripes basis:

      (a) The surviving spouse;

      (b) The Participant's children; or

      (c) The Participant's personal representative (executor or administrator).

7.3   EFFECT OF PAYMENT. The payment to the deemed Beneficiary under Section
      6.2 shall completely' discharge the Employer's obligations under this Plan.

ARTICLE 8. - ADMINISTRATION

8.1 ADMINISTRATION. The Plan shall be administered by the Benefits Committee appointed by the Board. The Benefits Committee shall have full discretionary authority to determine all questions arising in connection with the Plan, including its interpretation and the

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      determination of eligibility for benefits, and may adopt procedural rules and may employ and rely upon such legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan. Subject to Section 7.2, decisions of the Benefits Committee shall be final, conclusive and binding on all persons including Participants, their Beneficiaries, and the Company. A member of the Benefits Committee who is also a Participant in the Plan must abstain from voting on any matter relating specifically to his own benefits (but not benefits in general) under the Plan. The Benefits Committee may appoint one or more agents to assist in plan administration.

8.2.  CLAIMS PROCEDURE.

      (a) CLAIM FOR BENEFITS. Any claim for benefits under this Plan shall be made in writing to the Benefits Committee. If a claim for benefits is wholly or partially denied, the Benefits Committee shall so notify the Participant or Beneficiary within 90 days after receipt of the claim. The notice of denial shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall contain (1) the specific reason or reasons for denial of the claim, (2) specific references to the pertinent Plan provisions upon which the denial is based, (3) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (4) an explanation of the claims review procedure.

      (b) REVIEW OF CLAIM. Within 60 days after the receipt by the Participant or Beneficiary of notice of denial of a claim under paragraph (a) (or at such later time as may be reasonable in view of the nature of the benefit subject to the claim and other circumstances), the Participant or Beneficiary may (1) file a request with the Benefits Committee that it conduct a full and fair

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      review of the denial of the claim, (2) review pertinent documents and (3)
      submit questions and comments to the Benefits Committee in writing.

      (c) DECISION AFTER REVIEW. Within 60 days after the receipt of a request for review under Paragraph (b), the Benefits Committee shall deliver to the Participant or Beneficiary a written decision with respect to the claim, except that if there are special circumstances (such as the need to hold a hearing) which require more time for processing the 60-day period shall be extended to 120 days upon notice to the Participant or Beneficiary to that effect. The decision shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall
      (1) include the specific reason or reasons for the decision and (2) contain a specific reference to the pertinent Plan provisions upon which the decision is based.

8.3 INDEMNIFICATION. The members of the Benefits Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company's written approval) or paid by them in satisfaction of a judgment in any action suit, or proceeding. The foregoing shall not be applicable to any person if the loss, cost, liability or expense is due to such person's gross negligence or willful misconduct.

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ARTICLE 9.- AMENDMENT AND TERMINATION OF PLAN

The Company may at any time amend or terminate the Plan in whole or in part; provided, however, that no amendment or termination shall be effective to decrease or restrict any amount credited to a Participant's Accounts at the time of such amendment or termination.

ARTICLE 10.- MISCELLANEOUS

10.1 UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company establish or accumulate to aid in providing plan benefits. The Company's contractual obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. Benefits shall be reflected on the accounting records of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and a Participant or any other person.

10.2. NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person,

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      nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.3 NOT A CONTRACT OF SERVICE. The terms and conditions of this Plan shall not be deemed to constitute a contract of service between the Company and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the employment of the Company.

10.4. MERGER, CONSOLIDATION OR ACQUISITION. In the event of a merger, consolidation or acquisition where the Company is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on the Plan, this Plan shall terminate and no additional benefits shall accrue. Unpaid benefits which have been accrued up to the date of the merger, consolidation or acquisition shall be paid as scheduled unless the successor or acquiring corporation elects to accelerate payment.

10.5 PROTECTIVE PROVISIONS. A Participant (or Beneficiary) will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder.

10.6. TAX WITHHOLDING. The Company may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payments and such sums as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

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10.7  APPLICABLE LAW. The Plan, and any Participation Agreement related thereto, shall be governed by the laws of the State of New York without regard to the principles of conflicts of law.

10.8. SEPARABILITY. If any provision of this Plan is held invalid or unenforceable, to the extent necessary to effectuate the purposes of this Plan, its invalidity or unenforceability shall not affect any other provisions of the Plan and the Plan shall be construed and enforced as if such provisions had not been included therein.

10.9 USAGE. Whenever applicable, the masculine gender, when used in the Plan, shall include the feminine or neuter gender, and the singular shall include the plural.

      IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers in a number of copies, each of which shall be deemed an original but all of which shall constitute one and the same instrument, this _________ day of ________________, ____, but effective as of the first day of January, 1998.


                                          PEARSON INC.

                                          By ___________________________________



ATTEST: __________________________

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                                   SCHEDUIE A

                           LIST OF ADOPTING EMPLOYERS



           NAME OF ADOPTING EMPLOYER          ADOPTION DATE
           -------------------------          -------------
                  PEARSON INC.               JANUARY 1, 1997




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                                   SCHEDULE B

                               QUALIFIED DB PLANS

THE PEARSON INC. PENSION PLAN

ADDISON-WESLEY PUBLISHING COMPANY, INC. RETIREMENT PLAN